Exhibit 99.1

For more information:
Ron Barden
Intersections Inc.
703.488.6810
IR@intersections.com
Intersections Inc. Reports Fourth Quarter 2015 Results
•	Identity Guard® subscriber base and revenue continue year-over-year growth
•	Restructuring plan started in 2014 and further actions in 2015 expected to generate $19.0 million in annualized cost savings
•	Raised $7.5 million gross proceeds from private placement of common stock
•	Completed a $20 million long term debt financing in March 2016
CHANTILLY, VA – March 22, 2016 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended December 31, 2015.
"We have implemented our cost reduction program, raised incremental equity and debt capital, and are well positioned to grow our Identity Guard® business and our new Voyce® animal health monitoring business. I am pleased that our efforts in 2015 yielded over 16% revenue growth in our U.S. Identity Guard business compared to 2014 and that our restructuring and cost reduction initiatives are expected to achieve the $19.0 million of annualized cost savings that we targeted when the effort began in 2014," said Michael Stanfield, Chairman and Chief Executive Officer. "Our team's efforts to reposition Intersections with new and different business models are beginning to bear fruit. I applaud the fortitude and perseverance of our dedicated and resourceful team."
Consolidated revenue for the quarter ended December 31, 2015 was $47.4 million, compared to $56.6 million for the quarter ended December 31, 2014. Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges for the quarter ended December 31, 2015 was $(6.0) million, compared to $693 thousand for the quarter ended December 31, 2014. Net loss for the quarter ended December 31, 2015 was $(14.1) million, compared to $(22.0) million for the quarter ended December 31, 2014.
Consolidated revenue for the year ended December 31, 2015 was $203.8 million, compared to $246.6 million for the year ended December 31, 2014. Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges for the year ended December 31, 2015 was $(8.5) million, compared to $(2.6) million for the year ended December 31, 2014. Net loss for the year ended December 31, 2015 was $(44.5) million, compared to $(30.7) million for the year ended December 31, 2014. As previously announced, the Company recorded non-cash expenses of $7.4 million and $14.1 million related to the remeasurement of its investment in White Sky, Inc. and a valuation allowance on its net deferred tax assets, respectively, in the year ended December 31, 2015. Additionally, in the fourth quarter of 2015, the Company recorded a non-cash impairment of goodwill of $10.3 million. Diluted loss per share for the year ended December 31, 2015 was $(2.26), compared to $(1.66) for the year ended December 31, 2014.
As of December 31, 2015, the Company had a cash balance of $11.5 million, including aggregate gross proceeds of $7.5 million from the sale of its common stock through a private placement, and no debt outstanding under its revolving credit facility. On March 21, 2016, the Company completed a $20 million term loan financing with Crystal Financial LLC. The Company will use up to a maximum of $15 million of the proceeds from the term loan in connection with the market launch of the Voyce pet health monitoring business, with the remaining portion to be used for general corporate purposes of the Company's Identity Guard and other businesses. For the duration of the three-year term of the Crystal debt financing, any additional capital needs of Voyce can only be funded from cash generated from Voyce's operations or a third-party equity investment directly into Voyce, which is subject to limitations in the credit agreement. In connection with the term loan, the Company terminated its existing loan agreement with Silicon Valley Bank. Loeb Partners served as the exclusive placement agent in this transaction.
Fourth Quarter Financial Highlights:
•	Revenue from the Company's U.S. financial institution clients for the fourth quarter was $26.7 million with a base of 829 thousand subscribers as of December 31, 2015. The subscriber base decreased by 3.8% compared to September 30, 2015, which the Company believes is representative of normal attrition given the ceased marketing and retention efforts for this population.
•	Revenue from the Company's Consumer Direct, or Identity Guard, subscriber base for the fourth quarter was $14.2 million, 17.2% higher than the fourth quarter of 2014. The Identity Guard subscriber base was 363 thousand as of December 31, 2015, 6.5% higher than December 31, 2014.
•	During the quarter ended December 31, 2015, the Company determined that goodwill associated with the Insurance and Other Consumer Services reporting unit was impaired and recorded a goodwill impairment charge of $10.3 million, which increased consolidated net loss for the period.
•	Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges for the quarter ended December 31, 2015 includes approximately $(4.4) million from our Pet Health Monitoring segment, which was funded from available cash on hand, compared to $(3.0) million for the quarter ended December 31, 2014.
•	Consolidated cash flows (used in) operations for the quarter ended December 31, 2015 were approximately $(2.7) million, compared to cash flows provided by operations of $2.3 million for the quarter ended December 31, 2014.
2015 Results:
•	The 16.1% growth in our Identity Guard revenue in 2015 and the savings from cost reduction initiatives partially offset the revenue and profitability declines principally caused by the declining subscriber base acquired through U.S. financial institution clients and the increased costs associated with the product launch of our Pet Health Monitoring segment.
•	Actions taken in connection with our plan to streamline operations and reduce our cost structures, which was initiated in late 2014, and the continued evaluation of our cost structure in 2015, are expected to achieve more than $19.0 million of aggregate annualized cost savings.
•	Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges for the year ended December 31, 2015 includes approximately $(16.9) million from our Pet Health Monitoring segment, which was funded from available cash on hand, compared to $(13.4) million for the year ended December 31, 2014.
•	As a result of the Company's declining profitability, the Company increased income tax expense in its consolidated statements of operations in the year ended December 31, 2015, primarily related to the establishment of a valuation allowance on its net deferred tax assets for the portion of the future tax benefit that, more likely than not, will not be realized. The valuation allowance increased by $14.1 million in the year ended December 31, 2015. The timing of realization of these deferred tax assets will depend on the timing of the Company's future profitability.
•	As previously announced, on June 26, 2015, the Company acquired substantially all of the net assets of White Sky, Inc., in which it previously held an equity interest that was recorded as a long-term, cost method investment. This acquisition provides opportunities to expand the Company's product integration and development, marketing and operational efficiencies. Based upon the estimated fair value of the business prior to the acquisition, the Company recorded a non-cash impairment charge of $7.4 million before income taxes in the year ended December 31, 2015.
•	Consolidated cash flows (used in) operations for the year ended December 31, 2015 were approximately $(269) thousand, compared to cash flows provided by operations of $4.9 million for the year ended December 31, 2014.

Non-GAAP Financial Measures:
Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the accompanying tables and footnotes to this release and in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.
Forward-Looking Statements:
Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements." You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the timing and success of new product launches, including our Identity Guard®, Voyce® and Voyce Pro™ platforms, and other growth initiatives; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring and/or impairment charges; our ability to control costs; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our new term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under "Forward-Looking Statements," "Item 1. Business—Government Regulation" and "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K, and in its Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.

About Intersections:

Intersections Inc. (Nasdaq: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions. Under its Identity Guard brand and other brands, the company helps consumers monitor, manage and protect against the risks associated with their identities and personal information. The company's subsidiary Intersections Insurance Services provides insurance and other services that help consumers manage risks and achieve personal goals. The company's i4C Innovations subsidiary provides Voyce, a groundbreaking pet wellness monitoring system for pet owners and veterinarians. Headquartered in Chantilly, Virginia, the company was founded in 1996. To learn more, visit www.intersections.com.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2015	2014	2015
REVENUE
Services	$56,556	$47,400	$246,642	$203,779
Hardware	—	8	—	48
Net revenue	56,556	47,408	246,642	203,827
OPERATING EXPENSES:
Marketing	4,518	4,243	23,227	20,568
Commission	14,303	11,611	63,130	50,837
Cost of services revenue	19,969	15,949	86,675	64,932
Cost of hardware revenue	57	217	135	608
General and administrative	18,256	22,388	80,935	80,799
Impairment of goodwill	25,837	10,318	25,837	10,318
Impairment of intangibles and other long-lived assets	—	—	—	7,355
Depreciation	1,401	1,579	5,656	5,977
Amortization	848	206	3,407	687
Total operating expenses	85,189	66,511	289,002	242,081
LOSS FROM OPERATIONS	(28,633)	(19,103)	(42,360)	(38,254)
Interest expense	(87)	(160)	(604)	(313)
Other (expense) income, net	(291)	319	(669)	181
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(29,011)	(18,944)	(43,633)	(38,386)
INCOME TAX BENEFIT (EXPENSE)	7,042	4,848	14,086	(6,102)
LOSS FROM CONTINUING OPERATIONS	(21,969)	(14,096)	(29,547)	(44,488)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(1,147)	—
NET LOSS	$(21,969)	$(14,096)	$(30,694)	$(44,488)
Basic and diluted loss per common share:
Loss from continuing operations	$(1.19)	$(0.68)	$(1.60)	$(2.26)
Loss from discontinued operations	—	—	(0.06)	—
Basic and diluted loss per common share	$(1.19)	$(0.68)	$(1.66)	$(2.26)
Cash dividends declared per common share	$—	$—	$0.20	$—
Weighted average shares outstanding, basic and diluted	18,579	20,782	18,487	19,677

INTERSECTIONS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	As of December 31,
	2014	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,325	$11,471
Accounts receivable, net of allowance for doubtful accounts of $5 (2014) and $115 (2015)	15,479	8,163
Prepaid expenses and other current assets	8,289	7,524
Inventory, net	—	2,253
Income tax receivable	8,107	7,730
Deferred subscription solicitation costs	6,922	6,961
Total current assets	50,122	44,102
PROPERTY AND EQUIPMENT, net	14,764	13,438
DEFERRED TAX ASSET, net	11,849	—
LONG-TERM INVESTMENT	8,384	—
GOODWILL	17,398	9,763
INTANGIBLE ASSETS, net	763	1,693
OTHER ASSETS	1,301	1,034
TOTAL ASSETS	$104,581	$70,030
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,356	$3,207
Accrued expenses and other current liabilities	18,907	15,845
Accrued payroll and employee benefits	5,034	7,091
Commissions payable	468	375
Capital leases, current portion	592	631
Deferred revenue	2,869	2,380
Deferred tax liability, net, current portion	702	—
Total current liabilities	33,928	29,529
OBLIGATIONS UNDER CAPITAL LEASES, less current portion	981	1,147
OTHER LONG-TERM LIABILITIES	4,545	3,971
DEFERRED TAX LIABILITY, net	—	1,905
TOTAL LIABILITIES	39,454	36,552
COMMITMENTS AND CONTINGENCIES (see Notes 17 and 18)
STOCKHOLDERS' EQUITY:
Common stock at $0.01 par value, shares authorized 50,000; shares issued 22,158 (2014) and 26,730 (2015); shares outstanding 18,978 (2014) and 23,236 (2015)	222	267
Additional paid-in capital	123,975	137,705
Treasury stock, shares at cost; 3,180 (2014) and 3,494 (2015)	(32,696)	(33,632)
Accumulated deficit	(26,374)	(70,862)
TOTAL STOCKHOLDERS' EQUITY	65,127	33,478
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$104,581	$70,030

INTERSECTIONS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30,694)	$(44,488)
Adjustments to reconcile net loss to cash flows provided by (used in) operating activities:
Depreciation	6,615	5,977
Amortization	3,407	687
Deferred income tax, net	(10,555)	13,356
Amortization of debt issuance cost	156	109
Provision for doubtful accounts	(21)	100
Loss on disposal of fixed assets	893	65
Share based compensation	4,425	5,441
Excess tax benefit upon vesting of restricted stock units and stock option exercises	(284)	—
Amortization of non-cash consideration exchanged for additional investment	(618)	—
Amortization of deferred subscription solicitation costs	16,642	17,538
Impairment of goodwill, intangibles and other long-lived assets	25,837	17,673
Changes in assets and liabilities:
Accounts receivable	5,616	7,221
Prepaid expenses and other current assets	(2,774)	979
Inventory, net	—	(2,253)
Income tax, net	(9,059)	(1,036)
Deferred subscription solicitation costs	(16,476)	(17,578)
Other assets	48	782
Accounts payable	4,417	(2,147)
Accrued expenses and other current liabilities	5,557	(3,305)
Accrued payroll and employee benefits	1,779	1,810
Commissions payable	(34)	(94)
Deferred revenue	(800)	(532)
Other long-term liabilities	849	(574)
Cash flows provided by (used in) operating activities	4,926	(269)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of technology related intangible	(150)	(202)
Cash paid for the business acquired from White Sky, Inc., net of cash received	—	(625)
Cash paid for the business acquired from Health at Work Wellness Actuaries LLC	—	(1)
Acquisition of property and equipment	(7,957)	(4,212)
Cash flows used in investing activities	(8,107)	(5,040)
CASH FLOWS FROM FINANCING ACTIVITIES:
Stock issuance proceeds, net of stock issuance costs	—	7,394
Cash dividends paid on common shares	(3,674)	—
Excess tax benefit upon vesting of restricted stock units and stock option exercises	284	—
Capital lease payments	(853)	(696)
Cash proceeds from stock option exercises	105	—
Withholding tax payment on vesting of restricted stock units and stock option exercises	(2,276)	(1,243)
Cash flows (used in) provided by financing activities	(6,414)	5,455
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,595)	146
CASH AND CASH EQUIVALENTS — Beginning of period	20,920	11,325
CASH AND CASH EQUIVALENTS — End of period	$11,325	$11,471
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$161	$179
Cash paid for taxes	$5,703	$230
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Equipment obtained under capital lease, including acquisition costs	$—	$926
Equipment additions accrued but not paid	$174	$115
Shares withheld in lieu of withholding taxes on vesting of restricted stock awards	$58	$141
Shares issued in the business acquired from White Sky, Inc., net of liquidating distributions	$—	$576
Shares issued in the business acquired from Health at Work Wellness Actuaries LLC	$—	$1,551
Transfer of land and building to held for sale	$—	$214

INTERSECTIONS INC.
OTHER DATA

In 2014, we reorganized our business into one that we believe will build our Identity Guard® brand and Canadian business lines as growth engines for our identity theft and privacy protection solution, and we believe we continue to provide the highest level of service for our existing U.S. financial institution clients. As a result of the reorganization, we refined our criteria used to calculate and report the other data in the tables below.
The following tables provide details of our Personal Information Services segment revenue information for the three months and years ended December 31, 2014 and 2015 (in thousands):
Personal Information Services Segment Revenue

	Three Months Ended December 31,
	2014	2015	2014	2015
Bank of America	$24,929	$21,247	47.6%	48.4%
All other financial institution clients	8,747	5,416	16.7%	12.3%
Consumer direct	12,099	14,179	23.1%	32.3%
Canadian business lines	6,600	3,076	12.6%	7.0%
Total Personal Information Services revenue	$52,375	$43,918	100.0%	100.0%

	Year Ended December 31,
	2014	2015	2014	2015
Bank of America	$105,372	$89,932	46.2%	47.7%
All other financial institution clients	45,436	25,492	19.9%	13.5%
Consumer direct	47,869	55,594	21.0%	29.5%
Canadian business lines	29,422	17,511	12.9%	9.3%
Total Personal Information Services revenue	$228,099	$188,529	100.0%	100.0%

INTERSECTIONS INC.
OTHER DATA, continued

The following tables provide details of our Personal Information Services segment subscriber information for the three months and years ended December 31, 2014 and 2015 (in thousands):
Personal Information Services Segment Subscribers

Three months ended December 31, 2014 and 2015:
	Financial Institution	Consumer Direct	Canadian Business Lines	Total
Balance at September 30, 2014	1,477	337	315	2,129
Additions	2	56	23	81
Cancellations	(58)	(51)	(42)	(151)
Balance at December 31, 2014	1,421	342	296	2,059
Balance at September 30, 2015	861	389	164	1,414
Additions	2	37	30	69
Cancellations	(34)	(63)	(29)	(126)
Balance at December 31, 2015	829	363	165	1,357

Years ended December 31, 2014 and 2015:
	Financial Institution	Consumer Direct	Canadian Business Lines	Total
Balance at December 31, 2013	2,067	301	332	2,700
Additions	29	239	123	391
Cancellations	(675)	(198)	(159)	(1,032)
Balance at December 31, 2014	1,421	342	296	2,059
Additions	4	253	103	360
Cancellations	(596)	(232)	(234)	(1,062)
Balance at December 31, 2015	829	363	165	1,357

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

Intersections Inc.
Reconciliation of Non-GAAP Financial Measures

The table below includes financial information prepared in accordance with accounting principles generally accepted in the United States, or GAAP, as well as other financial measures referred to as non-GAAP financial measures. Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges is presented in a manner consistent with the way management evaluates operating results and which management believes is useful to investors and others. Share related compensation includes non-cash share based compensation, as well as dividend equivalent cash payments to restricted stock unit ("RSU") holders. An explanation regarding the company's use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures used by the company to GAAP measures is provided below. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, net income (loss) and the other information prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges represents consolidated loss before income taxes plus share related compensation, non-cash impairment of goodwill, intangibles and other long-lived assets, depreciation and amortization, interest (income) expense and other (income) expense. We believe that the consolidated adjusted EBITDA before share related compensation and non-cash impairment charges calculation provides useful information to investors because they are indicators of our operating performance. Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges is commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within our industry. Our Board of Directors and management use consolidated adjusted EBITDA before share related compensation and non-cash impairment charges to evaluate the operating performance of the company and to make compensation determinations.

We provide this information to show the impact of share related compensation on our operating results, as it is excluded from our internal operating and budgeting plans and measurements of financial performance; however, we do consider the dilutive impact to our shareholders when awarding share related compensation and consider both the Black-Scholes value and GAAP value (to the extent applicable) in connection therewith, and value such awards accordingly.

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

We do not consider share related compensation charges when we evaluate the performance of our individual business groups or formulate our short and long-term operating plans. Due to its nature, individual managers generally are unable to project the impact of share related compensation and accordingly we do not hold them accountable for the impact of equity award grants. When we consider making share related compensation grants, we primarily take into account the need to attract and retain high quality employees, overall shareholder dilution and the Black-Scholes values of the equity grant to the recipient, rather than the potential accounting charges associated with such grants. For comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes share related compensation in order to better understand the long-term performance of our core business and to compare our results to the results of our peer companies because of varying available valuation methodologies and the variety of award types that companies can use under GAAP. Furthermore, the value of share related compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Accordingly, we believe that the presentation of consolidated adjusted EBITDA before share related compensation when read in conjunction with our reported GAAP results can provide useful supplemental information to our management, to investors and to our lenders regarding financial and business trends relating to our financial condition and results of operations.

Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges has limitations due to the fact it does not include all compensation related expenses. For example, if we only paid cash based compensation as opposed to a portion in share related compensation, the cash compensation expense included in our general and administrative expenses would be higher. We compensate for this limitation by providing information required by GAAP about outstanding share based awards in the footnotes to our financial statements in our SEC filings. We believe equity based compensation is an important element of our compensation program and all forms of share related awards are valued and included as appropriate in our operating results.

The following table reconciles consolidated loss before income taxes to consolidated adjusted EBITDA before share related compensation and non-cash impairment charges, as defined, for the previous eight quarters and year-to-date through December 31, 2014 and 2015. In managing our business, we analyze our performance quarterly on a consolidated income (loss) before income tax basis.

INTERSECTIONS INC.
OTHER DATA, continued
(in thousands)
(unaudited)

	2014				2015
	Three Months Ended				Three Months Ended
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
Reconciliation from consolidated loss before income taxes to consolidated adjusted EBITDA before share related compensation and non-cash impairment charges:
Consolidated loss before income taxes	$ (1,840)	$ (3,026)	$ (9,756)	$ (29,011)	$ (1,695)	$ (11,036)	$ (6,711)	$ (18,944)
Non-cash share based compensation	1,190	1,486	509	1,240	1,574	1,427	1,422	1,018
Dividend equivalent payments to RSU holders and option holders	448	—	—	—	—	—	—	—
Impairment of goodwill, intangibles and other long-lived assets	—	—	—	25,837	—	7,355	—	10,318
Depreciation	1,540	1,439	1,276	1,401	1,297	1,613	1,488	1,579
Amortization	853	853	853	848	119	156	206	206
Interest expense (income), net	90	170	257	87	104	(22)	71	160
Other (income) expense, net	(148)	287	239	291	82	(9)	65	(319)
Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges	$ 2,133	$ 1,209	$ (6,622)	$ 693	$ 1,481	$ (516)	$ (3,459)	$ (5,982)

	Year Ended December 31,
	2014	2015
Reconciliation from consolidated loss before income taxes to consolidated adjusted EBITDA before share related compensation and non-cash impairment charges:
Consolidated loss before income taxes	$ (43,633)	$ (38,386)
Non-cash share based compensation	4,425	5,441
Dividend equivalent payments to RSU holders and option holders	448	—
Impairment of goodwill, intangibles and other long-lived assets	25,837	17,673
Depreciation	5,656	5,977
Amortization	3,407	687
Interest expense, net	604	313
Other expense (income), net	669	(181)
Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges	$ (2,587)	$ (8,476)

INTERSECTIONS INC.
OTHER DATA, continued
(in thousands)
(unaudited)

Adjusted EBITDA before share related compensation for our Pet Health Monitoring segment:

	Three Months Ended December 31,
	2014	2015
Reconciliation from consolidated loss before income taxes to consolidated adjusted EBITDA before share related compensation
Loss before income taxes	$(3,073)	$(4,814)
Depreciation	30	404
Amortization	—	18
Adjusted EBITDA before share related compensation	$(3,043)	$(4,392)

	Year Ended December 31,
	2014	2015
Reconciliation from consolidated loss before income taxes to consolidated adjusted EBITDA before share related compensation
Loss before income taxes	$(13,488)	$(18,111)
Dividend equivalent payments to RSU holders and option holders	17	—
Depreciation	89	1,204
Amortization	—	49
Adjusted EBITDA before share related compensation	$(13,382)	$(16,858)

Contact:

Intersections Inc.
Ron Barden
(703) 488-6810
IR@intersections.com